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                       CONSENT OF INDEPENDENT AUDITORS

The Partners
DUKE-WEEKS REALTY LIMITED PARTNERSHIP
(FORMERLY DUKE REALTY LIMITED PARTNERSHIP):

We consent to the use of our report dated January 26,1999, except as to note 12, which is as of March 1, 1999, on the consolidated financial statements of Duke Realty Limited Partnership and subsidiaries and the related financial statement schedule as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, which report appears in the annual report on Form 10-K of Duke Realty Limited Partnership for the year ended December 31, 1998, incorporated herein by reference.


Indianapolis, Indiana                    /S/ KPMG LLP
November 5, 1999                             KPMG LLP